SADLERGIBB
CERTIFIED PUBLIC ACCOUNTANTS

Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
VolitionRx Limited

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the VolitionRx Limited 2015 Stock Incentive Plan and 2011 Equity Incentive Plan, of our report dated March 18, 2015, with respect to the consolidated financial statements of VolitionRx Limited, included in the Annual Report (Form 10-K) for the years ended December 31, 2014 and 2013, filed with the Securities and Exchange Commission.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC
Salt Lake City, UT
December 11, 2015

office 801.783.2950
fax 801.783.2960

www.sadlergibb.com | 2455 East Parleys Way Suite 320, Salt Lake City, UT 84109